Exhibit 99.B(d)(7)

FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This Amendment, dated as of December 11, 2014 is entered into between PNC Capital Advisors, LLC a Delaware limited liability company (the “Adviser”), and PNC Funds, a Delaware statutory trust.

WHEREAS, the Adviser and PNC Funds have entered into an Expense Limitation Agreement dated September 29, 2014 (the “Expense Limitation Agreement”) under which the Adviser agrees to waive its fees and/or reimburse expenses (or cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “total annual fund operating expenses” or “other expenses” (as defined in Form N-1A) for each class of the Fund listed on Exhibit A and B, respectively, of the Expense Limitation Agreement do not exceed the percentage of average daily net assets set forth in Exhibit A and Exhibit B, respectively, of the Expense Limitation Agreement;

WHEREAS, the Adviser and PNC Funds mutually agree to revise the expense limitation as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree to replace Exhibit A of the Expense Limitation Agreement with the following:

EXHIBIT A

Fund	Cap on Total Annual Fund Operating Expenses (calculated as a percentage of average daily net assets)

Fund	Class A Shares	Class C Shares	Inst. Shares	Class R4 Shares	Class R5 Shares
Balanced Allocation Fund	1.29%	2.00%	1.00%	N/A	N/A
International Equity Fund	1.28%	1.98%	0.98%	N/A	N/A
Large Cap Core Fund	1.22%	1.94%	0.94%	N/A	N/A
Large Cap Growth Fund	1.28%	1.98%	0.98%	N/A	N/A
Large Cap Value Fund	1.28%	1.98%	0.98%	N/A	N/A
Mid Cap Fund	1.53%	2.25%	1.25%	N/A	N/A
Mid Cap Index Fund	N/A	N/A	0.25%	0.40%	0.30%
Multi-Factor Small Cap Core Fund	1.23%	1.95%	0.95%	N/A	N/A
Multi-Factor Small Cap Growth Fund	1.23%	1.95%	0.95%	N/A	N/A
Multi-Factor Small Cap Value Fund	1.23%	1.95%	0.95%	N/A	N/A
Small Cap Fund	1.29%	1.99%	0.99%	N/A	N/A
Small Cap Index Fund	N/A	N/A	0.25%	0.40%	0.30%
S&P 500 Index Fund	0.45%	1.20%	0.20%	0.35%	0.25%
High Yield Bond Fund	1.01%	N/A	0.75%	N/A	N/A
Intermediate Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A
Maryland Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A
Tax Exempt Limited Maturity Bond Fund	0.81%	1.53%	0.53%	N/A	N/A

Except to the extent amended hereby, the Expense Limitation Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

PNC Capital Advisors, LLC

By:	/s/ Mark McGlone
Name: Mark McGlone
Title: President and Chief Investment Officer

PNC Funds

By:	/s/ Jennifer E. Spratley
Name: Jennifer E. Spratley
Title: President